Exhibit 10.19

Summary of Executive Officer Compensation

Our executive officers are at will employees. The current base salary for each of our executive officers is:

Paul A. Maleh, $500,000

Monica G. Noether, $450,000

Arnold J. Lowenstein, $400,000

Wayne D. Mackie, $375,000

On February 23, 2010, the compensation committee of our board of directors set the performance goals, target amounts and maximum amounts payable in respect of fiscal year 2010 for performance awards granted under our 2007 cash incentive plan to our executive officers. These performance awards are payable in cash and only to the extent certain performance goals, based on objective business criteria specified by the compensation committee of our board of directors, are achieved in fiscal 2010. For each executive officer, 70% of the performance goals are based on objective business criteria: 40% is tied to net revenue and 30% is tied to earnings before interest and taxes (in each case excluding the impact of our NeuCo subsidiary, acquisitions, discontinued operations and extraordinary and special items, as approved by the compensation committee of our board of directors).  In addition, the remaining 30% is based on specified personal objectives of each officer.  The portion of the bonus determined based on objective business criteria is intended to qualify as performance based compensation pursuant to Section 162(m) of the Code, while the portion of the bonus based on personal objectives is not.  The target and maximum amounts payable to these executive officers under these performance awards in respect of fiscal 2010 are as follows: Paul A. Maleh - target of $800,000 and maximum of $1,408,000; Monica G. Noether - target of $600,000 and maximum of $1,056,000; Arnold J. Lowenstein - target of $400,000 and maximum of $704,000; and Wayne D. Mackie - target of $250,000 and maximum of $440,000.  The amount payable under each of these performance awards may be reduced by the compensation committee in its full discretion.  In addition, the amount payable under each of these performance awards may be reduced or deferred to ensure that the compensation payable to each of our executive officers meets the deductibility limits under Section 162(m) of the Internal Revenue Code.